Exhibit 99.1

 News from Aon
Aon Reports Third-Quarter 2026 Results

DUBLIN - October 28, 2026 - Aon plc (NYSE: AON) today reported results for the three months ended September 30, 2026.
•Aon delivered another quarter of strong performance, including 3% total revenue growth, 6% organic revenue growth and EPS growth. Our results showcased broad-based strength across solution lines, with organic revenue growth of 7% in Commercial Risk, 7% in Reinsurance, 6% in Health and 4% in Wealth
•Our disciplined capital allocation framework is supported by strong free cash flow generation. We expect the USI Acquisition to close in the fourth quarter of 2026, and will prioritize debt repayment with a path towards deleveraging to our 2.8x-3.0x objective in approximately 24 months
•We enter the fourth quarter with significant momentum, reinforcing our confidence in our ability to deliver strong financial performance for full-year 2026

	Third Quarter 2026			First Nine Months 2026
(millions, except percentages and per share data)	2026	2025	Change	2026	2025	Change
Total revenue	$4,101	$3,997	3%	$13,381	$12,881	4%
Organic revenue growth (Non-GAAP)			6%			5%

Operating income	$809	$816	(1)%	$3,439	$3,136	10%
Adjusted operating income (Non-GAAP)	$1,106	$1,051	5%	$4,299	$4,038	6%
Operating margin	19.7%	20.4%	-70 bps	25.7%	24.3%	140 bps
Adjusted operating margin (Non-GAAP)	27.0%	26.3%	70 bps	32.1%	31.3%	80 bps

Diluted EPS	$2.23	$2.11	6%	$10.46	$9.21	14%
Adjusted EPS (Non-GAAP)	$3.36	$3.05	10%	$13.66	$12.22	12%

Cash provided by operations	$1,191	$1,148	4%	$2,177	$2,084	4%
Free cash flow (Non-GAAP)	$1,097	$1,079	2%	$1,943	$1,895	3%
“Our Aon United strategy continues to advance and differentiate our platform for clients” said Greg Case, president and CEO. “As we progress through the final year of our 3x3 Plan, our investments in AI-enabled analytics, innovative capabilities and capital solutions, and leading experts are helping clients address their risks, build resilience and drive better outcomes. At the same time, we are strengthening our context advantage and expanding our ability to serve clients across a broader market through the announced acquisition of USI, while creating new opportunities through greater access to both traditional and alternative sources of capital.”

Case added: “The impact of this strategy is further demonstrated by our strong third-quarter results with 6% organic revenue growth, 70 basis points of adjusted margin expansion and 10% adjusted EPS growth. We enter the fourth quarter with significant momentum, reinforcing confidence in our ongoing ability to deliver sustained, differentiated performance.”

Net income attributable to Aon shareholders in the third quarter increased 6%, to $2.23 per share on a diluted basis, compared to $2.11 per share on a diluted basis, in the prior-year period. Adjusted net income per share attributable to Aon shareholders increased 10% to $3.36 on a diluted basis, including a $0.02 favorable impact if prior-year period results were translated at current-period foreign exchange rates ("foreign currency translation”), compared to $3.05 in the prior-year period. Certain items that impacted third-quarter results and comparisons with the prior-year period are detailed in “Reconciliation of Non-GAAP Measures - Operating Income and Operating Margin (Unaudited)” and “Reconciliation of Non-GAAP Measures - Diluted Earnings Per Share (Unaudited)” beginning on page 11 of this press release.

THIRD-QUARTER 2026 FINANCIAL SUMMARY

Total revenue in the third quarter increased 3% to $4.1 billion compared to the prior-year period, reflecting 6% organic revenue growth, partially offset by a 3% unfavorable impact primarily from divestitures. Risk Capital revenue increased $157 million, or 6%, to $2.7 billion and Human Capital revenue decreased $54 million, or 4%, to $1.4 billion.

Total operating expenses in the third quarter increased 3% to $3.3 billion compared to the prior-year period due primarily to an increase in expense associated with 6% organic revenue growth, investments in long-term growth, and an increase in Accelerating Aon United Program expenses, partially offset by lower expenses associated with the sale of the NFP Wealth business and $20 million of net restructuring savings. Risk Capital operating expenses increased $134 million, or 7%, and Human Capital operating expenses decreased $68 million, or 6%.

Foreign currency translation had a $0.02 favorable impact on both diluted EPS and adjusted EPS in the third quarter. If currency were to remain stable at today’s rates, the Company would expect a de minimis impact on adjusted EPS in the fourth quarter of 2026 and a favorable impact on adjusted EPS of approximately $0.42 per share for the full year 2026.

Effective tax rate was 20.6% in the third quarter compared to 21.3% in the prior-year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the third quarter of 2026 was 20.2% compared to 19.2% in the prior-year period. The primary drivers of the change in the effective tax rate were changes to the geographical distribution of income and a greater net unfavorable impact from discrete items. The primary drivers of the change in the adjusted effective tax rate were changes to the geographical distribution of income and a net unfavorable impact from discrete items.

Weighted average diluted shares outstanding decreased to 213.0 million in the third quarter compared to 216.7 million in the prior-year period. The Company did not repurchase any shares in the third quarter. As of September 30, 2026, the Company had approximately $7.7 billion of remaining authorization under its share repurchase program.

YEAR-TO-DATE 2026 CASH FLOW SUMMARY

Cash flows provided by operations for the first nine months of 2026 increased $93 million, or 4%, to $2.2 billion compared to the prior-year period, as strong adjusted operating income growth offset the impact of working capital and USI-related transaction costs.

Free cash flow, defined as cash flow from operations less capital expenditures, increased 3%, to $1.9 billion for the first nine months of 2026 compared to the prior-year period, reflecting an increase in cash flows provided by operations, partially offset by a $45 million increase in capital expenditures.

THIRD-QUARTER 2026 REVENUE REVIEW

The third-quarter revenue reviews provided below include supplemental information related to organic revenue growth, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow” on page 10 of this press release.

	Three Months Ended September 30,
(millions)	2026	2025	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Risk Capital Revenue:
Commercial Risk Solutions	$2,110	$1,988	6%	—%	—%	(1)%	7%
Reinsurance Solutions	572	537	7	—	(1)	1	7
Human Capital Revenue:
Health Solutions	992	935	6	—	—	—	6
Wealth Solutions	429	540	(21)	—	—	(25)	4
Eliminations	(2)	(3)	N/A	N/A	N/A	N/A	N/A
Total revenue	$4,101	$3,997	3%	—%	—%	(3)%	6%

Total revenue increased $104 million, or 3%, compared to the prior-year period, reflecting 6% organic revenue growth, driven by net new business and ongoing strong retention, partially offset by a 3% unfavorable impact primarily from divestitures largely due to the sales of the NFP Wealth business and Stroz Friedberg. Risk Capital revenue increased $157 million, or 6%, and Human Capital revenue decreased $54 million, or 4%.

Risk Capital

Commercial Risk Solutions Organic revenue growth of 7% reflects strong growth in North America and EMEA, driven by net new business and ongoing strong retention. Net market impact was slightly positive. Within North America, performance was highlighted by strong growth in M&A services and U.S. core P&C, and growth in construction.

Reinsurance Solutions Organic revenue growth of 7% reflects strong growth in treaty placements, driven by net new business and strong retention, and a favorable impact from the reversal of the constraint applied against prior period revenue. Net market impact was unfavorable in the quarter.

Human Capital

Health Solutions Organic revenue growth of 6% reflects strong growth in core health and benefits, including particular strength internationally, driven by net new business and ongoing strong retention, as well as growth in Talent Solutions driven by talent analytics. Net market impact was modestly positive.

Wealth Solutions Organic revenue growth of 4% reflects strong growth in Retirement, driven by continued demand for advisory work in the UK and EMEA related to the ongoing impact of regulatory change.

THIRD-QUARTER 2026 EXPENSE REVIEW

	Three Months Ended September 30,
(millions)	2026	2025	$ Change	% Change
Expenses
Compensation and benefits	$2,275	$2,259	$16	1%
Information technology	156	140	16	11
Premises	83	85	(2)	(2)
Depreciation of fixed assets	49	47	2	4
Amortization and impairment of intangible assets	175	193	(18)	(9)
Other general expense	461	425	36	8
Accelerating Aon United Program expenses	93	32	61	191
Total operating expenses	$3,292	$3,181	$111	3%

Compensation and benefits expense increased $16 million, or 1%, compared to the prior-year period, due primarily to higher expenses associated with 6% organic revenue growth and investments in long-term growth, partially offset by lower expenses from the sale of the NFP Wealth business and savings from Accelerating Aon United restructuring actions.

Information technology expense increased $16 million, or 11%, compared to the prior-year period, due primarily to Aon Business Services investments in ongoing technology initiatives.

Premises expense decreased $2 million, or 2%, compared to the prior-year period, as we continued to optimize our real estate footprint and recognize savings from Accelerating Aon United restructuring actions.

Depreciation of fixed assets increased $2 million, or 4%, compared to the prior-year period.

Amortization and impairment of intangible assets decreased $18 million, or 9%, compared to the prior-year period, due primarily to the decrease in intangible assets associated with the sale of the NFP Wealth business.

Other general expense increased $36 million, or 8%, compared to the prior-year period, due primarily to a recovery in the prior-year period associated with a legal settlement as well as USI-related transaction costs.

Accelerating Aon United Restructuring Program expense increased $61 million, or 191%, compared to the prior-year period, due primarily to costs related to workforce optimization.

THIRD-QUARTER 2026 INCOME SUMMARY

Certain noteworthy items impacted adjusted operating income and adjusted operating margin in the third quarters of 2026 and 2025, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income and Operating Margin (Unaudited)” and “Reconciliation of Non-GAAP Measures - Diluted Earnings Per Share (Unaudited)” on page 11 of this press release.

	Three Months Ended September 30,
(millions)	2026	2025	% Change
Revenue	$4,101	$3,997	3%
Expenses	3,292	3,181	3%
Operating income	$809	$816	(1)%
Operating margin	19.7%	20.4%	(70) bps
Adjusted operating income	$1,106	$1,051	5%
Adjusted operating margin	27.0%	26.3%	70 bps
Operating income decreased $7 million, or 1%, and operating margin decreased 70 basis points to 19.7%, each compared to the prior-year period. Adjusted operating income increased $55 million, or 5%, and adjusted operating margin increased 70 basis points to 27.0%, each compared to the prior-year period. The increase in adjusted operating income reflects organic revenue growth, scale improvements in ABS and net restructuring savings, partially offset by investments for growth.
Interest income increased $24 million compared to the prior-year period, primarily reflecting higher cash balances as a result of the net proceeds raised from debt issuance. Interest expense was flat compared to the prior-year period. Lower average debt balances during much of the quarter were offset by interest expense associated with debt issued near the end of the quarter to fund the USI Acquisition.
Other expense and adjusted other expense were $15 million compared to $13 million in the prior-year period, primarily due to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies.
Net income attributable to Aon shareholders increased 4% to $476 million compared to $458 million in the prior-year period. Adjusted net income attributable to Aon shareholders increased 8% to $715 million compared to $660 million in the prior-year period.

Conference Call, Presentation Slides, and Webcast Details

The Company will host a conference call on Wednesday, October 28, 2026 at 8:30 a.m., eastern time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at ir.aon.com.

About Aon
Aon plc (NYSE: AON) exists to shape decisions for the better — to protect and enrich the lives of people around the world. Through actionable analytic insight, globally integrated Risk Capital and Human Capital expertise, and locally relevant solutions, our colleagues provide clients in over 120 countries with the clarity and confidence to make better risk and people decisions that protect and grow their businesses.

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Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future, all of which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations. All statements, other than statements of historical facts, that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as our outlook, market and industry conditions, including competitive and pricing trends, the development and performance of our services and products, our cost structure and the outcome of cost-saving or restructuring initiatives, including the impacts of the Accelerating Aon United Program, the pending USI Acquisition, actual or anticipated legal settlement expenses, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, expected foreign currency translation impacts, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans, references to future successes, and expectations with respect to the benefits of the acquisition of USI are forward-looking statements. Also, when Aon uses words such as “anticipate”, “believe”, “continue”, “confidence”, “could”, “estimate”, “expect”, “forecast”, “intend”, “looking forward”, “may”, “might”, “plan”, “potential”, “opportunity”, “commit”, “probably”, “project”, “positioned”, “should”, “will”, “would” or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward-looking statements: changes in the competitive environment, due to macroeconomic conditions or otherwise, or damage to Aon’s reputation; fluctuations in currency exchange, interest, or inflation rates that could impact our financial condition or results; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funded status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt and the terms thereof reducing Aon’s flexibility or increasing borrowing costs; rating agency actions that could limit Aon’s access to capital and our competitive position; Aon’s global tax rate being subject to a variety of different factors, including the application of the OECD’s Pillar Two tax regime by Ireland, the U.K., Singapore, and many E.U. member states, among others, or other pending proposals in those and other countries, which could create volatility in that tax rate; changes in Aon’s accounting estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries’ ability to pay dividends or otherwise make payments to Aon; the impact of legal proceedings and other contingencies, including those arising from or related to acquisition or disposition transactions, errors and omissions and other claims against Aon (including proceedings and contingencies relating to transactions for which capital was arranged by Vesttoo Ltd. or related to actions we may take in being responsible for making decisions on behalf of clients in our investment business or in other advisory services that we currently provide, or may provide in the future); the impact of, and potential challenges in complying with, laws and regulations in the jurisdictions in which Aon operates, particularly given the global nature of Aon’s operations and the possibility of differing or conflicting laws and regulations, or the application or interpretation thereof, across jurisdictions in which Aon does business, including but not limited to in the areas of cybersecurity, data privacy and artificial intelligence; the impact of any regulatory investigations brought in Ireland, the U.K., the U.S. and other countries; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; general economic and political conditions in different countries in which Aon does business around the world; the failure to retain, attract and develop experienced and qualified personnel; international risks associated with our global operations, including geopolitical conflicts, tariffs, sanctions, or changes in trade policies; the effects of natural or human-caused disasters, including the effects of health pandemics and the impacts of climate related events; any system or network disruption or breach resulting in operational interruption or improper disclosure of confidential, personal, or proprietary data, and resulting liabilities or damage to our reputation; Aon’s ability to develop, implement, update and enhance new technology; the actions taken by third parties that perform aspects of Aon’s business operations and client services; Aon’s ability to continue, and the costs and risks associated with, growing, developing and integrating acquired business, and entering into new lines of business or products; Aon’s ability to secure regulatory approval and complete transactions, and the costs and risks associated with the failure to consummate proposed transactions; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; Aon’s ability to develop and implement innovative growth strategies and initiatives intended to yield cost savings (including the Accelerating Aon United Program), and the ability to achieve such growth or cost savings; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; adverse effects on the market price of Aon’s securities and/or operating results for any reason, including, without limitation, because of a failure to realize the expected benefits of the pending acquisition of USI (including anticipated revenue and growth synergies) in the expected timeframe, or at all; significant transaction and integration costs or difficulties in connection with the pending acquisition of USI or unknown or inestimable liabilities; and the potential impact of the consummation of the pending USI Acquisition on relationships, including with suppliers, customers, employees and regulators.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for prior periods are not necessarily indicative of results that may be expected for any future period. Further information concerning Aon and its businesses, including factors that could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2025 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), including organic revenue growth, free cash flow, adjusted operating income, adjusted operating margin, adjusted net income, adjusted net income attributable to Aon shareholders, adjusted diluted net income per share (“EPS”), adjusted effective tax rate, adjusted other income (expense), adjusted income tax expense, leverage ratio, and adjusted income before income taxes that exclude the effects of intangible asset amortization and impairment, Accelerating Aon United Program expenses, contingent consideration, NFP integration costs, USI transaction costs, certain pension settlements, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions (provided that organic revenue growth includes organic growth of an acquired business as calculated assuming that the acquired business was part of the combined company for the same proportion of the relevant prior-year period), divestitures (including held for sale disposal groups, if any, which are adjusted from organic revenue growth upon classification as held-for-sale), transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. Currency impact represents the effect on prior-year period results if they were translated at current-period foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The adjusted effective tax rate excludes the applicable tax impact associated with adjustments previously described, generally at the estimated annual effective tax rate or jurisdictional rate, where appropriate. Beginning in the third quarter of 2024, the adjusted effective tax rate also excludes interest accruals for income tax reserves related to the termination fee payment made in connection with the Company’s terminated proposed combination with Willis Towers Watson. Leverage ratio is calculated by dividing total debt by trailing 12-month EBITDA. EBITDA is net income minus the impact of interest, taxes, depreciation and amortization, and the non-recurring gain from the sale of the substantial majority of NFP's Wealth business. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Management also uses certain of these measures to assess operating performance and performance for compensation. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments. Aon does not provide a reconciliation of forward-looking non-GAAP measures, such as adjusted operating margin, adjusted other income (expense) and adjusted effective tax rate, and leverage ratio where Aon believes such a reconciliation would imply a degree of precision and certainty that could be misleading and is unable to reasonably predict certain items contained in the corresponding GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of Aon's control, or cannot be reasonably predicted. For these reasons, Aon is also unable to address the probable significance of the unavailable information.

Investor Contact:	Media Contact:
Hallie Miller	Will Dunn
investor.relations@aon.com	Toll-free (U.S., Canada and Puerto Rico): +1 833 751 8114
International: +1 312 381 3024
mediainquiries@aon.com

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(millions, except per share data)	2026	2025	% Change	2026	2025	% Change
Revenue
Total revenue	$4,101	$3,997	3%	$13,381	$12,881	4%
Expenses
Compensation and benefits	2,275	2,259	1%	6,939	6,868	1%
Information technology	156	140	11%	462	412	12%
Premises	83	85	(2)%	249	252	(1)%
Depreciation of fixed assets	49	47	4%	144	140	3%
Amortization and impairment of intangible assets	175	193	(9)%	501	593	(16)%
Other general expense	461	425	8%	1,366	1,244	10%
Accelerating Aon United Program expenses	93	32	191%	281	236	19%
Total operating expenses	3,292	3,181	3%	9,942	9,745	2%
Operating income	809	816	(1)%	3,439	3,136	10%
Interest income	24	—	100%	41	5	720%
Interest expense	(206)	(206)	—%	(564)	(624)	(10)%
Other income (expense)	(15)	(13)	15%	(27)	33	(182)%
Income before income taxes	612	597	3%	2,889	2,550	13%
Income tax expense (1)	126	127	(1)%	599	504	19%
Net income	486	470	3%	2,290	2,046	12%
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	10	12	(17)%	51	44	16%
Net income attributable to Aon shareholders	$476	$458	4%	$2,239	$2,002	12%

Basic net income per share attributable to Aon shareholders	$2.24	$2.12	6%	$10.50	$9.26	13%
Diluted net income per share attributable to Aon shareholders	$2.23	$2.11	6%	$10.46	$9.21	14%
Weighted average ordinary shares outstanding - basic	212.3	215.7	(2)%	213.3	216.1	(1)%
Weighted average ordinary shares outstanding - diluted	213.0	216.7	(2)%	214.1	217.3	(1)%
(1)The effective tax rate was 20.6% and 21.3% for the three months ended September 30, 2026 and 2025, respectively, and 20.7% and 19.8% for the nine months ended September 30, 2026 and 2025, respectively.

Aon plc
Segment Results (Unaudited)

	Three Months Ended September 30,
	Risk Capital		Human Capital		Corporate/Eliminations (1)		Total Consolidated
(millions, except percentages)	2026	2025	2026	2025	2026	2025	2026	2025
Revenue
Total revenue	$2,682	$2,525	$1,421	$1,475	$(2)	$(3)	$4,101	$3,997
Expenses
Compensation and benefits	1,526	1,455	727	776	22	28	2,275	2,259
Information technology	103	94	52	44	1	2	156	140
Premises	54	56	28	28	1	1	83	85
Other expenses (2)	391	335	268	295	119	67	778	697
Total operating expenses	2,074	1,940	1,075	1,143	143	98	3,292	3,181
Operating income	$608	$585	$346	$332	$(145)	$(101)	$809	$816
Operating margin	22.7%	23.2%	24.3%	22.5%			19.7%	20.4%

	Nine Months Ended September 30,
	Risk Capital		Human Capital		Corporate/Eliminations (1)		Total Consolidated
(millions, except percentages)	2026	2025	2026	2025	2026	2025	2026	2025
Revenue
Total revenue	$9,190	$8,582	$4,204	$4,311	$(13)	$(12)	$13,381	$12,881
Expenses
Compensation and benefits	4,686	4,457	2,201	2,346	52	65	6,939	6,868
Information technology	305	272	149	134	8	6	462	412
Premises	163	162	83	87	3	3	249	252
Other expenses (2)	1,130	1,045	815	892	347	276	2,292	2,213
Total operating expenses	6,284	5,936	3,248	3,459	410	350	9,942	9,745
Operating income	$2,906	$2,646	$956	$852	$(423)	$(362)	$3,439	$3,136
Operating margin	31.6%	30.8%	22.7%	19.8%			25.7%	24.3%
(1)Corporate expenses/eliminations include governance costs, post-retirement benefits, and other costs that are not directly attributable to a specific segment.
(2)Includes expenses related to depreciation of fixed assets, amortization and impairment of intangible assets, Accelerating Aon United Program expenses, and other general expenses.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth (Unaudited)

	Three Months Ended September 30,
(millions, except percentages)	2026	2025	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Risk Capital Revenue:
Commercial Risk Solutions	$2,110	$1,988	6%	—%	—%	(1)%	7%
Reinsurance Solutions (4)	572	537	7	—	(1)	1	7
Human Capital Revenue:
Health Solutions	992	935	6	—	—	—	6
Wealth Solutions	429	540	(21)	—	—	(25)	4
Eliminations	(2)	(3)	N/A	N/A	N/A	N/A	N/A
Total revenue	$4,101	$3,997	3%	—%	—%	(3)%	6%

	Nine Months Ended September 30,
(millions, except percentages)	2026	2025	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Risk Capital Revenue:
Commercial Risk Solutions	$6,628	$6,168	7%	2%	—%	(1)%	6%
Reinsurance Solutions (4)	2,562	2,414	6	2	—	(1)	5
Human Capital Revenue:
Health Solutions	2,929	2,733	7	2	—	—	5
Wealth Solutions	1,275	1,578	(19)	1	—	(23)	3
Eliminations	(13)	(12)	N/A	N/A	N/A	N/A	N/A
Total revenue	$13,381	$12,881	4%	2%	—%	(3)%	5%
(1)Currency impact represents the effect on prior-year period results if they were translated at current-period foreign exchange rates.
(2)Fiduciary investment income for the three months ended September 30, 2026 and 2025 was $69 million and $75 million, respectively. Fiduciary investment income for the nine months ended September 30, 2026 and 2025 was $182 million and $208 million, respectively.
(3)Organic revenue growth includes the impact of certain intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions (provided that organic revenue growth includes organic growth of an acquired business as calculated assuming that the acquired business was part of the combined company for the same proportion of the relevant prior-year period), divestitures (including held for sale disposal groups, which are adjusted from organic revenue growth upon classification as held for sale, if any), transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.
(4)Reinsurance Solutions revenue for the three and nine months ended September 30, 2026 includes $24 million of revenue resulting from the reversal of previously constrained revenue.
Free Cash Flow (Unaudited)

	Three Months Ended September 30,
(millions)	2026	2025	% Change
Cash Provided by Operating Activities	$1,191	$1,148	4%
Capital Expenditures	(94)	(69)	36%
Free Cash Flow (1)	$1,097	$1,079	2%

	Nine Months Ended September 30,
(millions)	2026	2025	% Change
Cash Provided by Operating Activities	$2,177	$2,084	4%
Capital Expenditures	(234)	(189)	24%
Free Cash Flow (1)	$1,943	$1,895	3%
(1)Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Operating Margin (Unaudited) (1)

	Three Months Ended September 30,
	Risk Capital		Human Capital		Corporate/Eliminations (2)		Total Consolidated
(millions, except percentages)	2026	2025	2026	2025	2026	2025	2026	2025	% Change
Revenue	$2,682	$2,525	$1,421	$1,475	$(2)	$(3)	$4,101	$3,997	3%

Operating income	$608	$585	$346	$332	$(145)	$(101)	$809	$816	(1)%
Amortization and impairment of intangible assets	90	89	85	104	—	—	175	193
Change in the fair value of contingent consideration	(3)	10	7	13	—	—	4	23
Accelerating Aon United Program expenses (3)	18	(3)	2	(1)	73	36	93	32
Legal settlements (4)	—	(23)	—	—	—	—	—	(23)
Transaction and integration costs (5) (6)	—	3	—	2	25	5	25	10
Adjusted operating income	$713	$661	$440	$450	$(47)	$(60)	$1,106	$1,051	5%
Operating margin	22.7%	23.2%	24.3%	22.5%			19.7%	20.4%	(70) bps
Adjusted operating margin	26.6%	26.2%	31.0%	30.5%			27.0%	26.3%	70 bps

	Nine Months Ended September 30, 2026
	Risk Capital		Human Capital		Corporate/Eliminations (2)		Total Consolidated
(millions, except percentages)	2026	2025	2026	2025	2026	2025	2026	2025	% Change
Revenue	$9,190	$8,582	$4,204	$4,311	$(13)	$(12)	$13,381	$12,881	4%

Operating income	$2,906	$2,646	$956	$852	$(423)	$(362)	$3,439	$3,136	10%
Amortization and impairment of intangible assets	251	259	250	334	—	—	501	593
Change in the fair value of contingent consideration	(5)	7	13	23	—	—	8	30
Accelerating Aon United Program expenses (3)	51	48	6	9	224	179	281	236
Legal settlements (4)	—	(23)	—	—	—	—	—	(23)
Transaction and integration costs (5) (6)	8	17	12	23	50	26	70	66
Adjusted operating income	$3,211	$2,954	$1,237	$1,241	$(149)	$(157)	$4,299	$4,038	6%
Operating margin	31.6%	30.8%	22.7%	19.8%			25.7%	24.3%	140 bps
Adjusted operating margin	34.9%	34.4%	29.4%	28.8%			32.1%	31.3%	80 bps
(1)Certain noteworthy items impacting operating income in the three and nine months ended September 30, 2026 and 2025 are described in this reconciliation. The items shown with the caption “adjusted” are non-GAAP measures.
(2)Corporate expenses/eliminations include governance costs, post-retirement benefits, and other costs that are not directly attributable to a specific segment.
(3)Total Accelerating Aon United Program expenses include technology-related costs to facilitate streamlining and simplifying operations, headcount reduction costs, and costs associated with asset impairments, including real estate consolidation.
(4)In the fourth quarter of 2023, Aon recognized a $197 million charge in connection with transactions for which capital was arranged by a third party, Vesttoo Ltd., and in the third quarter of 2025, certain legal settlement expenses and recoveries were recognized resulting in a $23 million reduction of expense within the Risk Capital segment.
(5)The NFP transaction resulted in certain integration costs associated with colleague severance, retention bonus awards, termination of redundant third-party agreements, costs associated with legal entity rationalization, and professional or consulting fees related to alignment of management processes and controls, as well as costs associated with the assessment of NFP information technology environment and security protocols. Integration costs related to the NFP acquisition were substantially completed at June 30, 2026.
(6)In the third quarter of 2026, the Company entered into a definitive agreement to acquire USI. As part of the acquisition, Aon incurred $25 million of transaction costs in the three months ended September 30, 2026. Transaction costs include advisory, legal, tax, and other professional or consulting fees required to complete the acquisition. The USI Acquisition also will result in certain integration costs associated with colleague severance, termination of redundant third-party agreements, cash retention awards, and professional or consulting fees related to alignment of management processes and controls, as well as costs associated with the assessment of USI information technology environment and security protocols.

Aon plc
Reconciliation of Non-GAAP Measures - Diluted Earnings Per Share (Unaudited) (1)

(millions, except percentages)	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	% Change	2026	2025	% Change
Operating income	$809	$816	(1)%	$3,439	$3,136	10%
Adjusted operating income (2)	1,106	1,051	5%	4,299	4,038	6%
Interest income	24	—	100%	41	5	720%
Interest expense	(206)	(206)	—%	(564)	(624)	(10)%
Other income (expense) (3)	(15)	(13)	15%	(27)	33	(182)%
Less: Certain deferred consideration (4)	—	—	—%	—	108	(100)%
Less: Gains from disposition of certain business (5)	—	—	—%	20	—	100%
Adjusted other income (expense)	$(15)	$(13)	15%	$(47)	$(75)	(37)%
Adjusted income before income taxes	909	832	9%	3,729	3,344	12%
Adjusted income tax expense (6)	184	160	15%	754	645	17%
Adjusted net income	725	672	8%	2,975	2,699	10%
Less: Net income attributable to redeemable and nonredeemable noncontrolling interests	10	12	(17)%	51	44	16%
Adjusted net income attributable to Aon shareholders	$715	$660	8%	$2,924	$2,655	10%
Adjusted diluted net income per share attributable to Aon shareholders	$3.36	$3.05	10%	$13.66	$12.22	12%
Weighted average ordinary shares outstanding - diluted	213.0	216.7	(2)%	214.1	217.3	(1)%
Effective tax rates (6)
U.S. GAAP	20.6%	21.3%		20.7%	19.8%
Non-GAAP	20.2%	19.2%		20.2%	19.3%
(1)Certain noteworthy items impacting operating income in the three and nine months ended September 30, 2026 and 2025 are described in this schedule. The items shown with the caption “adjusted” are non-GAAP financial measures.
(2)Refer to the previous page for a reconciliation of Operating income and Adjusted operating income.
(3)Other Income (expense) includes $14 million and $21 million of net periodic pension expense for the three months ended September 30, 2026 and 2025, respectively. Other Income (expense) includes $44 million and $65 million of net periodic pension expense for the nine months ended September 30, 2026 and 2025, respectively.
(4)During the nine months ended September 30, 2025, a gain of $108 million was recognized. The gain related to deferred consideration from the affiliates of The Blackstone Group L.P. and the other designated purchasers related to a divestiture completed in a prior year period and was excluded from Adjusted other income (expense).
(5)During the nine months ended September 30, 2026, Aon recognized a $20 million gain related to the prior-year sale of a significant majority of NFP's Wealth business, all of which was recognized in the first quarter of 2026.
(6)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with Accelerating Aon United Program expenses, deferred consideration from a prior year sale of business, certain integration costs related to the acquisition of NFP, additional gain from the disposal of the NFP Wealth business, changes in the fair value of contingent consideration, certain legal settlements, and certain transaction costs related to the definitive agreement to acquire USI, which are adjusted at the related jurisdictional rate. The tax adjustment also excludes interest accruals for income tax reserves related to the termination fee payment made in connection with the Company’s terminated proposed combination with Willis Towers Watson.

Aon plc
Condensed Consolidated Statements of Financial Position

	As of
	(Unaudited)
(millions)	September 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$2,017	$1,195
Short-term investments	13,299	1,603
Receivables, net	4,777	4,209
Fiduciary assets (1)	18,890	17,889
Other current assets	904	878
Total current assets	39,887	25,774
Goodwill	15,897	15,797
Intangible assets, net	5,487	5,727
Fixed assets, net	806	702
Operating lease right-of-use assets	744	677
Deferred tax assets	884	748
Prepaid pension	602	603
Other non-current assets	832	756
Total assets	$65,139	$50,784

Liabilities, redeemable noncontrolling interests, and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$2,535	$2,861
Short-term debt and current portion of long-term debt	1,722	589
Fiduciary liabilities	18,890	17,889
Other current liabilities	2,023	1,887
Total current liabilities	25,170	23,226
Long-term debt	26,319	14,660
Non-current operating lease liabilities	731	641
Deferred tax liabilities	350	340
Pension, other postretirement, and postemployment liabilities	976	1,084
Other non-current liabilities	1,376	1,285
Total liabilities	54,922	41,236

Redeemable noncontrolling interests	20	89

Equity
Ordinary shares - $0.01 nominal value Authorized: 500.0 shares (issued: at September 30, 2026 - 212.2; at December 31, 2025 - 214.5)	2	2
Additional paid-in capital	13,620	13,438
Retained earnings (Accumulated deficit)	384	(245)
Accumulated other comprehensive loss	(3,905)	(3,843)
Total Aon shareholders' equity	10,101	9,352
Nonredeemable noncontrolling interests	96	107
Total equity	10,197	9,459
Total liabilities, redeemable noncontrolling interests and equity	$65,139	$50,784
(1)Includes cash and short-term investments of $8.5 billion and $7.4 billion as of September 30, 2026 and December 31, 2025, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(millions)	2026	2025
Cash flows from operating activities
Net income	$2,290	$2,046
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses	(20)	(1)
Depreciation of fixed assets	144	140
Amortization and impairment of intangible assets	501	593
Share-based compensation expense	308	372
Deferred income taxes	(217)	(236)
Other, net	(3)	(116)
Change in assets and liabilities:
Receivables, net	(591)	(342)
Accounts payable and accrued liabilities	(387)	(543)
Accelerating Aon United Program liabilities	42	(29)
Current income taxes	(49)	(141)
Pension, other postretirement and postemployment liabilities	(38)	(17)
Other assets and liabilities	197	358
Cash provided by operating activities	2,177	2,084
Cash flows from investing activities
Proceeds from investments	95	114
Purchases of investments	(75)	(139)
Net sales (purchases) of short-term investments - non fiduciary	(11,699)	16
Acquisition of businesses, net of cash and funds held on behalf of clients	(327)	(276)
Sale of businesses, net of cash and funds held on behalf of clients	22	112
Capital expenditures	(234)	(189)
Cash used for investing activities	(12,218)	(362)
Cash flows from financing activities
Share repurchase	(1,100)	(750)
Proceeds from issuance of shares	53	60
Cash paid for employee taxes on withholding shares	(155)	(201)
Commercial paper issuances, net of repayments	(3)	376
Issuance of debt	13,404	—
Repayment of debt	(593)	(700)
Increase in fiduciary liabilities, net of fiduciary receivables	1,132	706
Cash dividends to shareholders	(511)	(468)
Redeemable and nonredeemable noncontrolling interests, and other financing activities	(181)	(164)
Cash provided by (used for) financing activities	12,046	(1,141)
Effect of exchange rates on cash and cash equivalents and funds held on behalf of clients	(107)	606
Net increase in cash and cash equivalents and funds held on behalf of clients	1,898	1,187
Cash, cash equivalents and funds held on behalf of clients at beginning of period	8,573	8,333
Cash, cash equivalents and funds held on behalf of clients at end of period	$10,471	$9,520
Reconciliation of cash and cash equivalents and funds held on behalf of clients:
Cash and cash equivalents	$2,017	$1,095
Cash and cash equivalents and funds held on behalf of clients classified as held for sale	—	34
Funds held on behalf of clients	8,454	8,391
Total cash and cash equivalents and funds held on behalf of clients	$10,471	$9,520